Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (File 333- _______) of GT Biopharma, Inc. of our report dated February 21, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of GT Biopharma, Inc. as of and for the years ended December 31, 2024 and 2023, which appear in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 21, 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.

January 21, 2026

Los Angeles, California